Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Anfield Universal Fixed Income Fund, a separate series of Two Roads Shared Trust, of our report dated December 28, 2018, relating to the financial statements and financial highlights, appearing in the October 31, 2018 Annual Report to Shareholders and incorporated by reference into the Registration Statement.

We also consent to the reference to our firm under the headings "Financial Highlights", “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 28, 2019